FORCE ENERGY CORP.  ACQUIRES ZORO 1 LITHIUM PROPERTY

DENVER, CO, August 30th, 2010 - Force Energy Corp. (OTC.BB: FORC, Frankfurt: FC2.F) (hereafter “Force”, “the Company”), is pleased to announce the acquisition of the Zoro 1 property in the Snow Lake area of Manitoba, Canada.

The Zoro 1 property hosts a near-surface deposit of lithium-bearing pegmatite mineralization that extends over significant distances in one main dyke exposed by multiple trenches and in several localities elsewhere on the property.

The Zoro 1 property is 52 hectares in area and is located near the East Shore of Wekusko Lake in west-central Manitoba, Canada. An evaluation of historic data from the Zoro 1 lithium pegmatite was undertaken. The objectives of this NI-43-101 report were to summarize the geology, historic ore reserves, and economic potential of dykes delineated on the property.

A historic reserve estimate for Li2O has been calculated on limited drilling on a single dyke on the Zoro 1 property. Drilling indicated reserves coupled with data from trenching have been calculated with a total undiluted tonnage given as 1,727,550 at 0.945% Li2O. There are seven zoned pegmatite dykes. The main, most westerly dyke is 4.5 to 6 m high, 27 m wide and 183 m long. The deposits are of significant merit but will require further exploration and work.

According to the United States Geological Survey (USGS), global end-use markets for lithium include ceramics and glass, batteries, lubricating greases, air treatment, continuous casting and primary aluminum production. Batteries, especially rechargeable batteries, are the market for lithium compounds with the largest growth potential as major automobile companies pursue the development of lithium batteries to power hybrid electric cars.

“We are very excited about the opportunity that exists at the Zoro 1 property,” said Tim DeHerrera, President and CEO. “We believe that lithium will become increasingly important as demand for lithium batteries continue to rise. This acquisition could have the potential to increase value for shareholders for many years.” More information regarding the Zoro 1 property will become available upon further exploration and work.  Further details from the NI-43-101 report regarding the Zoro 1 property will be made available shortly.

For more information on the Zoro 1 property, please refer to the Company’s website at www.forceenergycorp.com or contact Investor Relations.

About Force Energy Corp.

Force Energy Corporation (FORC) is a Lithium and Hydrocarbon Exploration and Development Company based in Denver, Colorado.

According to the U.S Geological Survey, the three main global end-use markets for Lithium include ceramics and glass, batteries and lubricating greases. Batteries, especially rechargeable batteries, are the market for lithium compounds with the largest growth potential as major automobile companies continue to pursue the development of lithium batteries to power hybrid electric vehicles.

Force Energy plans to explore and develop its Zoro 1 Lithium property which is located in the Snow Lake area of west-central Manitoba, Canada. Drilling indicated Lithium mineralization on our Zoro 1 property coupled with data from trenching indicate total undiluted tonnage given as 1,727,550 tons of the Lithium bearing mineral which assays at 0.945% Lithium Dioxide

Force Energy also maintains a 50% working interest in the Hayter Well, located in Alberta, Canada.

Force Energy Corporation’s shares are publicly traded on the NASDAQ OTCBB under the ticker symbol FORC.

On behalf of the Board of Directors

FORCE ENERGY CORP.

Legal Notice Regarding Forward-Looking Statements

Legal Notice Regarding Forward-Looking Statements in this news release that are not historical facts are forward-looking statements that are subject to risks and uncertainties. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined, and assumptions of management. Forward looking statements are generally, but not always, identified by the words "expects", "plans", "anticipates", “has”, "believes", "intends", "estimates", "projects", "aims", "potential", "goal", "objective", "prospective", and similar expressions or that events or conditions "will", "would", "may", "can", "could" or "should" occur. Information concerning oil or natural gas reserve estimates may also be deemed to be forward looking statements, as it constitutes a prediction of what might be found to be present when and if a project is actually developed.

Actual results may differ materially from those currently anticipated due to a number of factors beyond the reasonable control of the Company. It is important to note that actual outcomes and the Company's actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include misinterpretation of data, inaccurate estimates of oil and natural gas reserves, the uncertainty of the requirements demanded by environmental agencies, the Company's ability to raise financing for operations, breach by parties with whom we have contracted, inability to maintain qualified employees or consultants because of compensation or other issues, competition for equipment, inability to obtain drilling permits, potential delays or obstacles in drilling operations and interpreting data, the likelihood that no commercial quantities of oil or gas are found or recoverable, and our ability to participate in the exploration of, and successful completion of development programs on all aforementioned prospects and leases. Additional information on risks for the Company can be found in the Company’s periodic filings filed from time to time with US Securities and Exchange Commission at www.sec.gov.

This press release does not constitute or form a part of any offer or solicitation to purchase or subscribe for securities in the United States. The securities mentioned herein have not been, and will not be, registered under the United States Securities Act of 1933, as amended (the "Securities Act"). They may not be offered or sold in the United States (as defined in Regulation S under the Securities Act), except pursuant to an exemption from the registration requirements of the Securities Act.

Cautionary Note to U.S. Investors — The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use certain terms such as estimates of a mean of undiscovered natural gas and estimates of a mean of undiscovered oil that the SEC's guidelines strictly prohibit us from including in filings with the SEC. U.S. Investors are urged to consider closely the disclosure in our Form 10-K and other periodic reports filed by us from time to time with the SEC, available from us at www.sec.gov.  You can also obtain this form from the SEC by calling 1-800-SEC-0330.

Contact:

Investor Relations
1-877-436-8128
1-720-470-1414
ir@forceenergycorp.com
www.forceenergycorp.com